                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [    ]
Filed by a Party other than the Registrant [ X ]

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[   ]     Preliminary Proxy Statement      [  ]  Confidential, For Use of the
[   ]     Definitive Proxy Statement             Commission Only (as permitted
[   ]     Definitive Additional Materials        by Rule 14a-6(e)(2))
[ X ]     Soliciting Material Pursuant to
          Rule 14a-12

                                 PROVANT, INC.
                -----------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                PROVANT COMMITTEE TO RESTORE SHAREHOLDER VALUE
                ----------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Monday June 25, 2001 11:30 am Eastern Time

Press Release

Provant Committee to Restore Shareholder Value Announces CEO Choice to Come from Outside

NEW YORK-- June 25, 2001

The Provant Committee To Restore Shareholder Value (the "Committee"), which consists of long-term shareholders beneficially owning 13.6% of the common stock of Provant, Inc. (NASDAQ: POVT), announced today that it expects its choice of CEO to be someone who is not currently a member of the Committee. The Committee indicated that the new CEO will have a demonstrated and multi-year track record of success as a chief executive officer, partner or other senior executive in a leading education, training, consulting or professional services organization.

Futhermore, the Committee announced that it is in the process of formulating its alternative slate of directors and that it expects its slate to consist almost entirely of individuals not currently on the Committee.

A spokesperson for the Committee said "The people on the Committee came together solely as long-term shareholders who are frustrated with the precipitous decline of shareholder value that the shareholders have endured since the announcement of the current CEO's appointment. While the Committee members have prior experience and knowledge of Provant's business, each of the Committee members is now pursuing other interests and ventures and has no intention of returning to Provant to run any of its operating companies. The Committee's sole focus is restoring shareholder value and it is the Committee's firmly held belief that restoring shareholder value requires a change in the CEO. The Committee believes that its principal role is to act as a catalyst for that change. The Committee also wants to emphasize that it applauds the efforts of operating company management and Provant's associates across the country. Their heroic efforts in maintaining the business during these challenging times are greatly appreciated.

Information concerning the participants in any solicitation by the Committee of proxies with respect to Provant's 2001 annual meeting, and their direct or indirect interests, can be found in the Schedule 14A filed by the Committee with the SEC on June 19, 2001 pursuant to Rule 14a-12.

The Committee will file with the SEC and will furnish to security holders of Provant, a proxy statement, which security holders are advised to read because it will contain important information. Security holders may obtain a free copy of such proxy statement (when available) and other related documents filed by the Committee and Provant at the SEC's website at www.sec.gov. When available the proxy statement may also be obtained by contacting Epic Partners, at 116 West 23rd Street, 5th floor, New York NY 10011, (646) 375-2123.

About Epic Partners -- Epic Partners is a merchant banking firm focused exclusively on the education and training industry. Its partners have extensive senior-level investment banking, restructuring and turnaround, management consulting and private equity experience. One of its partners is the former head of the Merger and Acquisition Group at a major Wall Street investment banking firm.